Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114431) of IKON Office Solutions, Inc. of our report dated June 28, 2005 relating to the financial statements of the IKON Office Solutions, Inc. Retirement Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Philadelphia, PA
June 29, 2005